EXHIBIT 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Tuesday, July 12, 2005

APOGEE ENTERPRISES CFO RESIGNS; JAMES S. PORTER NAMED INTERIM CFO

MINNEAPOLIS, MN (July 12, 2005) – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced that William F. Marchido, chief financial officer (CFO), has resigned to pursue other opportunities after a year and a half in the position. James S. Porter, Apogee vice president of strategy and planning, has been named interim CFO. Apogee will be conducting an internal and external search for the CFO position.

Porter joined Apogee in 1997 as assistant controller, was promoted to controller in 1998 and to vice president of finance and planning in 2000. He has served as vice president of strategy and planning since 2002.

“As a key member of the Apogee management team, Jim has provided leadership in development of the company’s strategic priorities focused on our architectural and picture framing businesses,” said Russell Huffer, Apogee chairman and chief executive officer. “These strategies have been instrumental in Apogee’s improving performance, along with the continued strengthening of our key architectural markets.

“We wish Bill success in his future endeavors,” Huffer said.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings.

•	Large-scale optical technologies segment consists of a developer and producer of high technology glass and acrylic that enhances the visual performance of products for the picture framing, display and imaging industries.

•	Automotive replacement glass and services segment consists of a fabricator of aftermarket foreign and domestic car windshields.